Exhibit 21
SUBSIDIARIES OF RENTECH, INC.
Rentech Development Corporation, a Colorado corporation
Rentech Energy Midwest Corporation, a Delaware corporation
Rentech Energy Technology Center, LLC, a Colorado limited liability company formerly named Sand Creek Energy, LLC, a Colorado limited liability company
Rentech Services Corporation, a Colorado corporation
RSFC, LLC, a Delaware limited liability company
RSFC Land Management, a Delaware limited liability company
Rentech SilvaGas LLC, a Delaware limited liability company
SilvaGas Corporation, a Delaware corporation